Exhibit 99.1

EASY GARDENER REPORTS NOTICE REGARDING AMEX LISTING STANDARDS

WACO, TX -- (MARKET WIRE) -- 06/09/06 --Easy Gardener Products, Ltd. (AMEX: EZY_pa) (AMEX: EZY.pr.a) (AMEX: EZYPRA) (AMEX: EZY/PA) reported that it has received a notice from the American Stock Exchange, the national securities exchange that maintains the principal listing for the Company’s 9.40% Cumulative Trust Preferred Stock, advising the Company of its failure to satisfy (i) Section 1003(c) of the AMEX Company Guide as a result of the Company not being considered an operating company for the purposes of continued trading and listing on the AMEX due to the sale of its principal operating assets and the discontinuation of a substantial portion of its business, and (ii) Sections 134 and 1101 of the Company Guide as a result of the Company’s failure to timely file its Form 10-Q for the period ended March 31, 2006 with the SEC.

Based upon the foregoing, the AMEX staff has concluded that it is appropriate to initiate immediate delisting procedures at this time. In accordance with Sections 1203 and 1009(d) of the Company Guide, the Company has a limited right to appeal the staff determination by requesting an oral hearing or a hearing based on a written submission before a Listing Qualifications Panel. The Company has until June 13, 2006 to submit such request. If the Company elects not to appeal the staff determination by such date, it will become final and the staff will suspend trading of the Cumulative Preferred and submit an application with the SEC pursuant to Section 1009 of the Company Guide to strike the Cumulative Preferred from listing and registration on the AMEX. As a result of the pending sale of the Company’s principal operating assets and the anticipated distribution of the proceeds of that sale, including payments to the 9.40% Cumulative Preferred, the Company does not anticipate that will appeal the staff determination.

About Easy Gardener Products, Ltd.

The Company’s Form 10-K for the period ended June 30, 2005 and other historical financial statements can be found on the Company’s web site, www.easygardener.com, or on the Securities and Exchange Commission’s web site, www.sec.gov, under the name Easy Gardener Products, Ltd. Easy Gardener Products, Ltd. is a leading manufacturer and marketer of a broad range of consumer lawn and garden products, including weed preventative landscape fabrics, fertilizer spikes, decorative landscape edging, shade cloth and root feeders, which are sold under various recognized brand names including Easy Gardener, Weedblock, Jobe’s, Emerald Edge, and Ross. The Company markets its products through most large national home improvement and mass merchant retailers, hardware stores and garden centers.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The Private Securities Litigation Reform Act of 1955 provides a “safe harbor” for forward-looking statements. Certain information included in this release contains statements that are forward-looking. Such forward-looking information involves important known and unknown risks and uncertainties. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “may,” “might,” “could,” “should” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Contact:

Dick Kurz

Easy Gardener Products, Ltd.

254-753-5353

Email:Dickk@easygardener.net

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